Exhibit 10.1

THE SECURITIES TO BE ISSUED BY SANTOS RESOURCE CORP. PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO A "U.S. PERSON" (AS DEFINED IN REGULATION S UNDER THE 1933 ACT) UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THE TRANSFER OF THE SAID SECURITIES IS PROHIBITED EXCEPT (I) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S (RULE 901 THROUGH RULE 905, AND PRELIMINARY NOTES), PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED; (II) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED; OR (III) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.

MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT is dated the 25 day of June 2007.

BETWEEN:

STARFIRE MINERALS INC., a company duly incorporated in the Province of British Columbia, having an office at 520 - 355 Burrard Street, Vancouver, BC V6C 2G8

("Starfire")
(the "Owner")

OF THE FIRST PART

AND:

SANTOS RESOURCES CORP., a Nevada corporation having an office at 11450 - 201A Street, Maple Ridge, British Columbia V2X 0Y4

("Santos")
(the "acquiring party")

OF THE SECOND PART

WHEREAS

A.            The Owner owns certain mineral property interests (commonly referred to as the "Lordeau property") located in upper part of Quebec, which mineral property interests are more particularly described in Schedule "A" attached hereto and forming a material part of this Agreement; and

B.            The Owner wishes to grant an option to Santos to acquire a seventy five percent (75%) interest in and to the Property (as hereinafter defined), and Santos wishes to acquire the same on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.              DEFINITIONS

1.1           In this Agreement and in the Schedules and the recitals hereto, unless the context otherwise requires, the following expressions shall have the following meanings:

                "Acquiring Party" has the meaning ascribed to it in section 10.1 below.

                "Area of Mutual Interest" has the meaning ascribed to it in section 10.1 below.

                "Exchange" means any stock exchange or bulletin board that Santos may be listed on from time to time;

                "Execution Date" means the date the parties hereto have executed this Agreement.

            "Expenditures" means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by Starfire from the date hereof in connection with the exploration and development of the Property; including monies expended in maintaining the Property in good standing and in applying for and securing all necessary leases or permits; monies expended toward all taxes, fees and rentals; monies expended in doing and filing assessment work; monies expended in staking or acquiring claims in the Area of Mutual Interest; expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, drilling and drifting, raising and other underground work, assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis; costs of acquiring or preparing research materials, technical or geological reports and data; costs of paying the fees, wages, salaries and traveling expenses of all persons engaged directly in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons; and including a charge in lieu of overhead, management and other unallowable costs equal to ten (10%) percent of all such expenditures for contracts of less than $100,000, and five (5%) percent for contracts of $100,000 or more.

                "Option" has the meaning ascribed to it in section 2.1 below.

                "Property" means those mineral claims described in Schedule "A" hereto, together with all prospecting, research, exploration, exploitation, operating and mining permits, licenses and leases associated therewith, mineral, surface, water and ancillary or appurtenant rights attached or accruing thereto, and any mining license or other form of substitute or successor mineral title or interest granted, obtained or issued in connection with or in place of or in substitution for any such Property (including, without limitation, any property issued to cover any internal gaps or fractions in respect of such ground, and any land or mineral title or interest acquired in the Area of Mutual Interest pursuant to section 10 hereof).

                 "NSR Royalty" has the meaning ascribed to it in section 2.6 below.

                "Shares" mean common shares in the capital of Santos or any successor company resulting from any merger, amalgamation or other corporate reorganization(s).

                "Title Dispute" shall have the meaning ascribed to it in section 13.1 below.

2.             GRANT OF OPTION

2.1           The Owner hereby gives and grants to Santos the sole and exclusive right and option (the "Option") to acquire from the Owner a seventy five percent (75%) undivided interest in and to the Property (subject to the NSR Royalty reserved to the Owner as referred to in section 2.6) in accordance with the terms of this Agreement.

2.2           In order to exercise the Option and to earn its interest in the Property, Starfire shall:

                (a)           issue and deliver to the Owner a total of 75,000 Shares as follows:

(i)            75,000 Shares within ten business days of the date of approval of this Agreement by the board of directors of Santos;

                (b)           make cash payments to the Owner of a total of $10,000 as follows:

 (i)           ten thousand ($10,000) dollars on the Execution Date, which sum is non-refundable and the receipt of which is hereby acknowledged by the Owner;

(c)          subject to section 2.4 below, incur at least fifty thousand ($50,000) dollars of Expenditures on the Property, as follows:

(i)            twenty five thousand ($25,000) dollars on or before September 30, 2008; and

(ii)          an additional twenty five thousand ($25,000) dollars with in one year from July 25, 2008 expiry July 25, 2009.

                The issuance of 75,000 Shares, the cash payments totaling $10,000 and the requisite $50,000 in Expenditures required to exercise the Option, all as set out above, are herein collectively referred to as the "Option Price".

2.3           Any Shares delivered, cash payments made, or Expenditures incurred toward the Option Price that is over and above that required to be made during a particular time period in section 2.2 shall be carried forward and applied against the required payment in the subsequent period(s).

2.4           In the event Santos fails to incur the full amount of Expenditures in any given year within the periods required under section 2.2, then Santos may, within 45 days after the end of such period, pay to the Owner an amount equal to the outstanding balance to be incurred for that specific year by way of 50% cash and 50% Shares, subject to Exchange approval if required at the time, or if such Exchange approval is required but not granted then 100% cash, whereupon deliverance of the cash and Shares to the Owner the Option shall remain in good standing.  For the purpose of this section, Shares shall be valued at the weighted average trading price per Share during the 10 trading days preceding the period end date (subject to any minimum price per Share required by policies of the Exchange).

2.5           Upon the failure of Santos to deliver the consideration comprising the Option Price within the time periods set forth herein, the Owner shall provide Santos with written notice of default and Santos shall have a period of 30 days following receipt of such notice of default to rectify the same, failing which the Option and this Agreement shall automatically terminate at the end of such 30 day notice period without further notice from the Owner.

2.6           The purchase and sale of the Property is subject to a 3% net smelter return royalty ("NSR Royalty") in favour of the Owner, which NSR Royalty shall be calculated in accordance with the formula set out in Schedule "B" attached hereto and forming a material part of this Agreement.  Santos may purchase in the aggregate up to three-quarters (i.e., 2% NSR Royalty) of the NSR Royalty on the basis of one hundred thousand dollars for each one-tenth percent of the NSR Royalty (i.e., $100,000 per 0.1% NSR Royalty) acquired on the first one-half of the NSR Royalty (i.e, the first 1.0% NSR Royalty), and one hundred fifty ($150,000) dollars for each one-tenth percent of the NSR Royalty (i.e., $150,000 per 0.1% NSR Royalty) thereafter for the remaining NSR Royalty (i.e., the remaining 0.5% NSR Royalty).  To exercise its option to purchase the NSR Royalty or any portion thereof, Santos must provide the Owner with at least 30 days advance written notice of its intention to do so, and must close upon each purchase within 60 days of each notice.

3.             ACQUISITION OF INTEREST IN THE PROPERTY

3.1           At such time as Santos has paid to the Owner the Option Price in accordance with section 2.2 above, within the time periods specified therein, the Option shall be deemed to have been exercised by Santos and Santos shall have thereby, without any further act, acquired a seventy five percent (75%) undivided interest in and to the Property.

3.2           In the event that Santos has earned a 75% interest in the Property pursuant to section 3.1, the Owner and Santos agree to negotiate in good faith the terms and conditions of entering into a joint venture agreement to carry out further exploration and mining activities on the Property, with the intention that all costs and profits will be split proportionately by the parties according to their ownership of the Property.

4.            REGISTRATION AND TRANSFER OF PROPERTY INTERESTS

4.1           Upon the request of Santos after execution of the Agreement and at any time during the term of this Agreement, the Owner shall assist Santos to record this Agreement with the appropriate mining recorder.

4.2           The Owner shall further provide Santos with such recordable transfers as Santos and its counsel shall require to record its due interests in respect of the Property.

5.            REPRESENTATIONS AND WARRANTIES

5.1           Santos represents and warrants to the Owner that:

(a)           it has full power and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)           all necessary corporate approvals have been obtained and are in effect with respect to the transactions contemplated hereby;

(c)           neither the execution and delivery of this Agreement nor any of the agreements contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;  and

(d)           upon issuance, the Shares shall be validly issued as fully paid and non-assessable common shares of the Company.

5.2           The Owner hereby represents and warrants to Santos that:

(a)           it has full power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated herein;

(b)           neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which he is a party;

(c)           it is the legal and beneficial owner of all of the mineral interests comprising the Property, free and clear of all liens, charges and encumbrances and no taxes or rentals are due with respect to the Property;

(d)           the Property is accurately described in Schedule "A" attached hereto and forming a material part of this Agreement;

(e)           each of the mineral claims comprising the Property has been duly and validly granted to or staked by the Owner, and is properly located and recorded with the appropriate mining authorities pursuant to all applicable laws and regulations of the jurisdiction in which the Property is situate

(f)            to the best of its knowledge, there are no restrictions on exploration and development on the Property or of the removal of minerals from the Property;

(g)           the Owner has the exclusive right to enter into this Agreement and has all necessary authority to dispose of his interests in and to the Property in accordance with the terms of this Agreement;

(h)           to the best of its knowledge, there is no adverse claim or challenge against or to the ownership of or title to any of the mineral interests comprising the Property or which may impede development, nor to the knowledge of the Owner is there any basis for any potential claim or challenge, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no persons have any royalty, net profits or other interests whatsoever in production from any of the mineral interests comprising the Property;

(i)            there are no pending or threatened actions, suits, claims or proceedings regarding the Property or any portion thereof of which the Owner is aware;

(j)            the Owner has the full right and authority to exercise the Owner's rights and remedies under this Agreement, to waive any default of Santos under this Agreement, to exercise any and all claims which the Owner may have as against Santos under this Agreement and to collect, distribute and account for any and all payments and issuances made by Santos to the Owner under this Agreement;

Shares Representations

(k)           Offer not made in U.S.  The offer to acquire the Shares was not made to the Owner when the Owner was in the United States and at the time the Owner's buy order was made, the Owner was outside the United States;

(l)            Execution and Delivery of Agreement Outside U.S.  The Owner was outside the United States at the time this Agreement was executed and delivered;

(m)          Not a U.S. Person.  The Owner is not a U.S. Person, as that term is defined in Regulation S, promulgated under the United States Securities Act of 1933, as amended (the "1933 Act").  The Owner acknowledges that a "U.S. Person" is defined by Regulation S to be any person who is:

(i)             any natural person resident in the United States;

(ii)            any partnership or corporation organized or incorporated under the laws of the United States;

(iii)           any estate of which any executor or administrator is a U.S. person;

(iv)           any trust of which any trustee is a U.S. person;

(v)            any agency or branch of a foreign entity located in the United States;

(vi)          any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporate, or (if an individual) resident in the United States; and

(vii)         any partnership or corporation if:

(A)          organized or incorporated under the laws of any foreign jurisdiction; and

(B)          formed by a U.S. person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited investors [as defined in Section 230.501(a) of the 1933 Act] who are not natural persons, estates or trusts;

(n)           Not Acquiring for a U.S. Person.  The Owner is not and will not be acquiring, the Shares are not being acquired directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States and the Owner does not have any agreement or understanding (either written or oral) with any U.S. Person or a person in the United States respecting:

(i)            the transfer or assignment of any rights or interest in any of the Shares;

(ii)           the division of profits, losses, fees, commissions, or any financial stake in connection with this subscription; or

(iii)          the voting of the Shares;

(o)           No Directed Selling Efforts.  The Owner will not engage in any Directed Selling Efforts, as that term is defined in Regulation S, in respect of the Shares;

(p)           Distribution Compliance Period.  The Owner agrees not the resell the Shares in the United States or to a U.S. Person during the distribution compliance period, which is one year from the date the Shares are issued;

(q)           Restrictions on Resale.  The Owner acknowledges that there are restrictions on the resale of the Shares, agrees not to resell or distribute the Shares to the public and agrees to comply with the Shares laws of the United States and the Shares laws of the residence of the Owner.  The Owner agrees not to engage in hedging transactions with regard to the Shares prior to the expiration of the one-year distribution compliance period unless in compliance with the 1933 Act;

(r)            Securities Not Registered.  The Owner acknowledges that the Shares have not been registered under any securities laws, including US federal or state securities laws.  The Owner also understands that Santos is under no obligation and has no intention to register the Shares or to take any actions to make available exemptions from the registration requirements of state and federal securities laws and the securities laws of the jurisdiction of in which the Owner is a resident, and that the Shares cannot be sold or otherwise distributed in the United States in the absence of an exemption from such registration requirements;

(s)           Santos May Refuse Transfer.  The Owner acknowledges that Santos shall refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration under the 1933 Act; provided, however, that if the Shares are in bearer form or foreign law prevents Santos from refusing to register Shares transfers, other reasonable procedures are implemented to prevent any transfer of the Shares not made in accordance with the provisions of Regulation S; and

(t)            Legends on Share Certificates.  The Owner hereby consents to the placement of restrictive legends on all certificates representing the Shares, in substantially the following form:

               "The securities represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended, or other applicable securities laws.  These securities have been acquired for investment and not with a view to distribution or resale and may not be offered, sold, pledged or otherwise transferred except (i) in accordance with the provisions of Regulation S (Rule 901 through Rule 905, and preliminary notes), promulgated under the Securities Act of 1933, as amended; (ii) pursuant to registration under the Securities Act of 1933, as amended; or (iii) pursuant to an available exemption from registration.  Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act of 1933, as amended.

               "Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months and a day after the later of (i) [the distribution date], and (ii) the date the Company became a reporting issuer in any Canadian province or territory."

5.3           The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Santos and each of the parties shall indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

6.            COVENANTS OF THE OWNER

6.1           While the Option remains outstanding, the Owner covenants and agrees with Santos to:

(a)          for so long as Santos is not in default hereunder, not do any act or thing which would in any way adversely affect the rights of Santos hereunder;

(b)          make available to Santos and its representatives all records, maps, reports, drill core and files in its possession relating to the Property and permit Santos and its representatives at their own risk and expense to take abstracts there from and make copies thereof;

(c)           co-operate as reasonably necessary with Santos in obtaining any access, surface and other rights on or related to the Property as Santos reasonably deems desirable; and

(d)           promptly provide Santos with any and all notices and correspondence received by the Owner from the any relevant government agencies in respect of the Property.

7.             PRE-EXERCISE ACTIVITIES

7.1           Prior to exercise of the Option, Santos shall have full right, power and authority to do everything necessary or desirable in accordance with good mining practice in connection with the exploration and development of the Property, including without limiting the generality of the foregoing, the exclusive right to:

(a)           enter the Property and have exclusive and quiet possession of the Property, to regulate access to the Property, as well as the use and enjoyment thereof without interruption by or disturbance from the Owner, or any person claiming by, through or under the Owner;

(b)          do such prospecting, exploration, development, exploitation and other mining work thereon and thereunder as Santos may in its sole discretion consider advisable or desirable subject to the approval of all applicable laws and regulations;

(c)           bring and erect upon the Property such equipment and facilities as Santos may in its sole discretion consider advisable or desirable;

(d)           remove materials from the Property for the purposes of assaying and testing, bulk sampling or otherwise as Santos may in its sole discretion consider advisable or desirable, and dispose of such materials by way of sale or otherwise as Santos may in its sole discretion consider advisable or desirable; and

(e)           participate with the Owner in negotiating such agreements as may be necessary or in Santos best interests with the owners of and other persons having interests in the Property concerning surface or access rights affecting the Property, provided that if and to the extent that the Owner has any such rights affecting the Property, such rights are hereby included in the Property and are subject to the Option hereunder.

7.2           Prior to exercise of the Option, Santos shall have the following duties and obligations:

(a)           To manage, direct and control all exploration, development and production operations in, on and under the Property in a prudent and workmanlike manner, and in compliance with all applicable laws, rules, orders and regulations;

(b)           Subject to the terms and conditions of this Agreement, to pay all taxes, rentals and maintenance fees on the Property as may be necessary to keep the Property in good standing and free and clear of liens, charges and encumbrances of every character arising from operations hereunder (except liens for taxes not yet due, and other claims and liens contested in good faith by Santos) and to proceed with all diligence to contest or discharge any lien that is filed;

(c)           file all applicable work for assessment credits against the respective claims comprising the Property.  Any excess work shall be applied equally to the portable assessment credit account of Santos and the Owner;

(d)           to obtain and maintain, or cause any contractor engaged to obtain and maintain, adequate insurance coverage with respect to activities on or with respect to the Property;

(e)           to perform its duties and obligations in a manner consistent with good exploration and mining practices;

(f)            defend, indemnify and save the Owner and its directors, officers and employees harmless from any and all losses, damages, expenses, claims, suits, actions or demands of any kind or nature whatsoever in any way referable to or arising out of any work done by Santos on or with respect to the Property;

(g)           prior to commencing any operations or activities on the Property, obtain all necessary operating and environmental permits and post any required reclamation or other bonds or safekeeping agreements required by any governmental agency; and

(h)           Santos shall permit the Owner, or his representatives duly authorized in writing, to visit and inspect the Property at all reasonable times and intervals, and inspect all data obtained by Santos as a result of its operations thereon, subject to such confidentiality arrangements as Santos may reasonably consider appropriate.

7.3           Until such time as the Option is exercised in full, Santos agrees to offer all contracts to undertake Exploration work on the Property to Integrated Minerals Management Inc. ("Integrated"), provided that the rates quoted by Integrated are competitive commercial rates and Integrated can provide the services in a timely manner, to the satisfaction of Santos.

8.             TERMINATION OF OPTION

8.1           This Agreement, except for the provisions of sections 9 and 11, and the Option shall (unless otherwise agreed by the Owner in writing) terminate:

(a)           at the end of the 30 day notice period set out in section 2.5, if the outstanding Option Price required to be paid by Santos pursuant to this Agreement has not been paid by Santos to the Owner by such date;

                (b)           if Santos gives notice to the Owner in accordance with section 8.2; or

(c)           upon Santos being or becoming in default of any other material obligation hereunder, and upon Santos failing to rectify the same within 30 days following receipt from the Owner of notice of such default.

8.2           At any time prior to the exercise of the Option, Santos shall have the right to terminate this Agreement and the Option by giving not less than thirty (30) days' notice to that effect to the Owner.

9.              OBLIGATIONS OF SANTOS ON TERMINATION OF THE OPTION

9.1           If this Agreement is terminated for any reason whatsoever prior to the exercise of the Option, this Agreement, including the Option, (but excluding this section 9 and section 11 which shall both continue in full force and effect for so long as is required to give full effect to the same) shall be of no further force and effect except that Santos shall:

                (a)           vacate the Property, and leave the Property:

(i)             in good standing and in accordance with the applicable laws and regulations, with a minimum of six months of assessment credits filed against the same;

(ii)            free and clear of all liens, charges and encumbrances arising from this Agreement or its operations hereunder;

(iii)           in a safe and orderly condition; and

(iv)           in a condition which is in compliance with all applicable rules and orders of governmental authorities with respect to reclamation and restoration of the surface to the Property;

(b)           deliver to the Owner, within ninety (90) days of termination, a report on all work carried out by Santos on the Property together with copies of all maps, drillhole logs, assay results, reports and other information compiled or prepared by or on behalf of Santos with respect to work on or with respect to the Property, and make available to the Owner (at the place of storage) all core, samples and sample pulps and rejects;

(c)           unless otherwise agreed by the Owner, remove from the Property within six months of the effective date of termination all materials, equipment and facilities erected, installed or brought upon the Property by or at the instance of Santos.  If the same is not completely removed, then the Owner may, at his option, retain the same as the Owner's property, or remove the same from the Property at Santos's expense; and

(d)           deliver to the Owner a duly executed quitclaim of all right, title and interest of  Santos in and to the Property in favour of the Owner.

10.          AREA OF MUTUAL INTEREST

10.1         An area of mutual interest (the "Area of Mutual Interest") shall exist for all lands within that area being two kilometers from the outer boundaries of the Property.  If either party (the "Acquiring Party") acquires any mineral interest covered by the lands within the Area of Mutual Interest, or the Acquiring Party enters into any type of agreement by which such an interest may be earned or otherwise acquired, then the Acquiring Party shall promptly notify the other party of such acquisition or of such agreement, and this Agreement shall apply thereto, and such lands or interests within the Area of Mutual Interest shall form part of the Property, without cost to the non-Acquiring Party.  Any interest acquired by a party in the lands outside the Area of Mutual Interest shall not be subject to the terms hereof.  The Area of Mutual Interest shall exist only for so long as the Option remains unexercised.

11.           CONFIDENTIAL NATURE OF INFORMATION

11.1         Each party agrees that all information obtained hereunder shall be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with the written consent of the other party, such consent not to be unreasonably withheld.

12.           ASSIGNMENT

12.1         Either party may at any time assign or transfer any or all of its interest herein, provided such assignee agrees to abide by and be bound by the terms of this Agreement in the same manner and to the same effect as if an original signatory hereto.

13.          NOTICES

13.1        Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile in each case addressed to the address first listed above or the following facsimile numbers:

                (a)                If to the Owner at facsimile no.(604) 596 8592; and

                (b)                If to Santos at facsimile no.: (604) 648 8052.

13.2         Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified shall be deemed to be the address of such party for the purposes of giving notice hereunder.

14.          FORCE MAJEURE

14.1         Santos shall not be deemed to be in default hereunder for failure or delay to perform any of its covenants pursuant to this Agreement including payments toward the Option Price, if prior to the requirement to perform such covenant any event of force majeure arises which precludes Santos from undertaking work on the Property (except for Santos's lack of funds or inability to raise funds), or a material dispute arises as to the ownership or title to any part of the Property or to the minerals therein, including land claims by indigenous people (a "Title Dispute").

14.2         Should Santos seek to rely on the provisions of subsection 13.1 it shall promptly give written notice to the Owner of the particulars thereof and all time limits imposed by this Agreement shall be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from such event of force majeure or Title Dispute.

15.           ARBITRATION

15.1         If any question, difference or dispute shall arise between the parties in respect of any matter arising under this Agreement or in relation to the construction hereof, the same shall be referred to a mutually acceptable mediator.  If an agreement is not settled within 30 days of the referral, the award of one arbitrator shall determine the dispute.  The decision of the arbitrator shall be made within 30 days after the selection.  The expense of the arbitration shall be borne equally by the parties to the dispute.  The arbitration shall be conducted in accordance with the provisions of the Commercial Arbitration Act (British Columbia), as amended, and the decision of the arbitrator shall be conclusive and binding upon the parties.  The rules and procedures for the arbitration shall be procedures established by the B.C. Arbitrators Institute.  The place of arbitration shall be Vancouver, British Columbia, Canada.

16.          GENERAL

16.1        The parties shall execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

16.2        All references to dollar amounts in this Agreement shall be to lawful currency of Canada, unless specifically provided to the contrary.  All payments to be made to any party hereunder may be made by cheque or bank draft mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such party at such bank or banks in Canada as such party may designate from time to time by notice to the paying party.

16.3        This Agreement shall ensue to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

16.4         Time shall be of the essence hereof.

16.5         This Agreement shall constitute the entire agreement between the parties and, except as hereafter set out, replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

16.6         Any modification of this Agreement will be effective only if it is in writing and signed by both parties hereto.

16.7         This Agreement shall be governed by and construed according to the laws of British Columbia and the laws of Canada applicable therein.  All actions arising from this Agreement shall be commenced and maintained in the Supreme Court of British Columbia.

16.8         This Agreement is subject to regulatory approval and the parties agree to make any reasonable amendments hereto as may be required by any regulatory authorities.

16.9         The parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever.  No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

16.10       No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

16.11      If any provision to this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

16.12       If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.13       This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the date first above written.

STARFIRE MINERALS INC.

per:         /s/ (signed)
                Authorized Signatory

SANTOS RESOURCE CORP

per:         /s/ Richard Pierce
                Authorized Signatory

[2367/110q/PropOp-Agr]

SCHEDULE "A"

THIS IS SCHEDULE "A" to the Mineral Property Option Agreement dated the       day of   June        , 2007, between Starfire Minerals Inc. and Santos Resource Corp. .

 This scheduled includes additional properties acquired since May 12, 2005

MINERAL CLAIMS COMPRISING THE PROPERTY

TITLE #	Row/Block	LOT	SURFACE AREA
87500	23	1	51.02
87501	23	2	51.03
87502	23	3	51.03
87503	23	4	51.03
87504	23	5	51.03
87505	22	1	51.04
87506	22	2	51.04
87507	22	3	51.04
87508	22	4	51.04
87509	22	5	51.04
87510	21	1	51.05
87511	21	2	51.05
87512	21	3	51.05
87513	21	4	51.05
87514	21	5	51.05
87515	21	6	51.05
87516	21	7	51.05
87517	21	8	51.05

SCHEDULE "B"

THIS IS SCHEDULE "B" to the Mineral Property Option Agreement dated the       day of      June      , 2007, between Starfire Minerals Inc. and Santos Resources Corp.

NET SMELTER RETURN ROYALTY
(NSR ROYALTY)

1.             Pursuant to the Mineral Property Option Agreement to which this Schedule "B" is attached, the Owner (the "Recipient") may receive a Net Smelter Return royalty (the "NSR Royalty") based on proceeds received by Santos (the "Producer") from production from the Property as described in Schedule "A" of the Agreement, free and clear of all costs of development and operations.

2.             "Net Smelter Return" shall mean the actual proceeds received by the Producer from any mint, smelter, or other purchaser for the sale of ores, metals or concentrated products ("Product") from the Property derived from commercial production (and not from bulk sampling, pilot plant operations or preliminary production) and sold after deducting from such proceeds the following charges to the extent that they were not deducted from such proceeds by the purchaser in computing payment: smelting and refining charges; penalties; cost of transportation of ores, metals or concentrates from the Property to any mint, smelter or other purchaser; cost of insurance of the products; and any export and import taxes on said ores, metals or concentrates levied by the country into which such ore, metals or concentrates are imported, if such charges or costs are deducted from the proceeds received.

3.             Payment of the NSR Royalty shall be made quarterly within 45 days after the end of each fiscal quarter of the Producer, on actual proceeds received by the Producer from the sale of Product from the Property, and shall be accompanied by unaudited calculations and statements pertaining to the operations carried out on the Property.  Within 120 days after the end of each fiscal year of the Producer in which the NSR Royalty is payable, the records relating to the calculation of Net Smelter Return for such year shall be audited and any resulting adjustments in the payment of the NSR Royalty payable shall be made forthwith. A copy of the said audit shall be delivered to the Recipient within 30 days of the end of such 120-day period.

4.             Each annual audit shall be final and not subject to adjustment unless the Recipient delivers to the Producer written exceptions in reasonable detail within three months after the Recipient receives the report.  The Recipient, or its representative duly authorized in writing, shall at its expense have the right to audit the books and records of the Producer related to the Net Smelter Return to determine the accuracy of the report, but shall not have access to any other books and records of the Producer.  The audit shall be conducted by a chartered or certified public accountant of recognized standing (the "Auditor").  The Producer shall have the right to restrict access to its books and records until execution of a written agreement by the Auditor that all information shall be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report.  A copy of the Auditor's report shall be delivered to the Producer and the amount, which should have been paid according to the Auditor's report, shall be paid forthwith, one party to the other.  In the event that the said discrepancy is to the detriment of the Recipient and exceeds 5.0% of the amount actually paid by the Producer, then the Producer shall pay the entire cost of the audit.

5.             In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by the Producer, charges, costs and penalties with respect to such operations, excluding transportation, shall mean reasonable charges, costs and penalties for such operations but not in excess of the amounts that the Producer would have incurred if such operations were carried out at facilities not owned or controlled by the Producer then offering comparable custom services.